UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
Amendment No.1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 27, 2006

Industrial Enterprises of America, Inc.
(formerly known as Advanced Bio/Chem, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	000-30646	13-3963499
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

711 Third Avenue, Suite 1505, New York, New York	10017
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(212) 490-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c)).

Section 3 - Securities and Trading Markets
Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed on a Current Report on Form 8-K filed with the SEC on January 30, 2006, on January 27, 2006, Industrial Enterprises of America, Inc. (the "Company") entered into a Securities Purchase Agreement (the "Agreement") with JLF Asset Management, LLC, relating to the issuance and sale, in a private placement ("Private Placement") exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") of an aggregate of five million dollars ($5,000,000) in convertible debentures (the "Debentures").

This Amendment No. 1 is being filed by the Company to disclose that on March 9, 2006, an additional two million forty-eight thousand four hundred ninety-three dollars and seventeen cents ($2,048,493.17) worth of convertible debentures (the "Additional Debentures") were issued and sold in another private placement subject to a Second Securities Purchase Agreement (the "Second Agreement") containing the same terms as those contained in the Securities Purchase Agreement noted above. Therefore, pursuant to the Second Agreement, the Additional Debentures are convertible into shares of the Company's common stock at a conversion price of eighteen cents ($0.18) per share and include one hundred percent (100%) warrant coverage broken down into two types of warrants to purchase shares of the Company's common stock: (i) fifty percent (50%) of the warrants are Class A Warrants at an exercise price of twenty-four cents ($0.24) and (ii) fifty percent (50%) of the warrants are Class B Warrants at an exercise price of thirty-four cents ($0.34). The warrants are not eligible for cashless exercise and have a three year exercise term. The Company received the proceeds of $2,048,493.17 before deducting fees related to the private placement.

The issuance and sale of common stock and warrants pursuant to the Agreement and the Second Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. No form of general solicitation or general advertising was conducted in connection with the Private Placements. Each of the warrants and Debentures issued pursuant to the Agreement and the Second Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants, unless registered under the Securities Act.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Enterprises of America, Inc.

May 19, 2006	By: /s/ James W. Margulies Name: James W. Margulies Title: Chief Financial Officer

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